Exhibit 10.1

ELECTROCORE, INC.

200 Forge Way, Suite 205

Rockaway, NJ 07866

September 8, 2026

Mr. Joshua S. Lev

c/o electroCore, Inc.

200 Forge Way, Suite 205

Rockaway, NJ 07866

Dear Mr. Lev:

Reference is hereby made to the letter agreement, dated January 29, 2020, between you (“Employee”) and electroCore, Inc., a Delaware corporation (the “Company”), relating to your employment by the Company, as previously amended (the “Employment Letter”). The purpose of this letter (the “Amendment”) is to amend the Employment Letter.

We hereby agree as follows:

1. Title. Effective as of September 8, 2026 (the “Effective Date”), Section 1 of the Employment Letter is hereby amended by deleting it and replacing it in full with the following provision:

“1. Title. Effective as of September 8, 2026, your position shall be co-Chief Executive Officer and President of the Company, in addition to your continued service as Chief Financial Officer. In these roles, you will report to the Board of Directors of the Company (the “Board”). You shall coordinate with and share executive management responsibilities with any other co-Chief Executive Officer of the Company, as determined by the Board from time to time, and shall perform such services as are customarily required of such roles and as are assigned to you by the Board.”

2. Compensation.

(a) Effective as of the Effective Date, Sections 2(a) and (b) of the Employment Letter are hereby amended by deleting them and replacing them in full with the following provisions:

“(a) during the term of your employment, an annual salary of $540,000 less applicable withholding taxes and other deductions, paid semi-monthly in accordance with the Company’s customary payroll practices (as such amount may be adjusted from time to time at the Company’s discretion); and

(b) an annual discretionary bonus, targeted at 50% of your base salary, based on your individual performance as well as the performance of the Company. Such bonus shall be paid, if at all, at the discretion of the Board or Compensation Committee thereof and you must be employed with the Company on the bonus payment date to receive any such bonus.”

(b) On or promptly following the Effective Date, Employee shall be granted 55,000 restricted stock units (“RSUs”) under the Company’s 2018 Omnibus Incentive Equity Plan, as amended (the “Plan”). The RSUs shall vest in equal annual installments over three years from the date of grant, subject to Employee’s continued service with the Company through each applicable vesting date, and shall otherwise be subject to the standard terms and conditions of the Company’s form of RSU award agreement under the Plan, and the Company’s Amended and Restated Executive Severance Policy, as adopted by the Board and its Compensation Committee on September 8, 2026 (as it may be further amended from time to time, the “Policy”), including with respect to potential accelerated vesting in connection with a Change in Control (as defined in the Policy).

(c) For the avoidance of doubt, the salary increase set forth in Section 2(a) shall be effective as of the Effective Date and shall not be applied retroactively to any period prior to the Effective Date.

3. At-Will Employment; Severance; Automatic Resignation Upon Termination. Effective as of the Effective Date, Section 2(f) of the Employment Letter is hereby deleted in its entirety, and Section 3 of the Employment Letter is hereby amended by deleting it in its entirety and replacing it in full with the following provisions:

“3. At-Will Employment; Severance; Automatic Resignation Upon Termination.

(a) You acknowledge and agree that your employment with the Company is “at will,” meaning that either you or the Company (acting through its Board or an officer authorized to so act) may terminate your employment with the Company at any time and for any reason (or no reason) upon written notice to the other party; provided that you agree to provide at least 30 days’ prior written notice of termination of your employment to the Board, during which period you shall continue to perform your duties and cooperate in transitioning your responsibilities.

(b) The Company agrees that you shall be covered by the Company’s Amended and Restated Executive Severance Policy, as adopted by the Board and its Compensation Committee on September 8, 2026 (as it may be further amended from time to time, the “Policy”). A copy of the Policy has been provided to you. You acknowledge that, to the extent applicable, eligibility for Severance Benefits (as defined in the Policy) is contingent upon your execution of a general release of claims against the Company and your compliance with the terms of the Employee Confidentiality and Assignment Agreement referenced in Section 4 of this Agreement. Notwithstanding that you hold the title of co-Chief Executive Officer and President pursuant to Section 1 of this Agreement, you shall be treated as the “CEO” for all purposes of the Policy, including for purposes of determining the Severance Period, Severance Multiple, and Base Compensation (as each such term is defined in the Policy). The definition of Good Reason applicable to you shall be as set forth in the Policy, including the exclusions set forth in Section 2.17(c) thereof.

(c) Upon any termination of your employment with the Company for any reason, whether voluntary or involuntary and whether with or without Cause (as defined in the Policy), you shall be deemed to have automatically and unconditionally resigned, effective as of the date of such termination of employment, from (i) the Board, if you are then serving as a director, (ii) each board of directors, board of managers, or other governing body of any subsidiary or affiliate of the Company on which you are then serving, (iii) all officer positions held by you with the Company or any subsidiary or affiliate of the Company, and (iv) all committee memberships, advisory positions, and representative capacities held by you with or on behalf of the Company or any subsidiary or affiliate of the Company. You shall promptly execute and deliver to the Company or any applicable subsidiary or affiliate any documents, instruments, resignations, consents, or other writings reasonably requested by the Company or such subsidiary or affiliate to confirm, effectuate, evidence, or memorialize the foregoing resignations, including any filings or other submissions required under applicable law or the rules of any applicable securities exchange. You shall fully cooperate with the Company and each applicable subsidiary or affiliate and shall take all further actions reasonably necessary to give effect to the resignations contemplated by this Section 3(c). For the avoidance of doubt, the automatic resignations contemplated by this Section 3(c) shall not constitute a Termination for Cause (as defined in the Policy), a resignation for Good Reason (as defined in the Policy), or a breach of the Employment Letter, and shall not affect your right to receive any severance or other compensation or benefits to which you may otherwise be entitled under the Employment Letter, the Policy. The provisions of this Section 3 shall survive any termination or expiration of the Employment Letter.”

4. Acknowledgment of Severance Policy.

(a) To the extent that any prior agreement between you and the Company provides for severance terms that differ from those applicable to the “CEO” under the Policy, such prior severance terms are hereby superseded and replaced by the CEO-tier terms under the Policy.

(b) Employee acknowledges that he has received and reviewed the Policy and consents to the terms thereof, including the Severance Period, Severance Multiple and Good Reason provisions applicable to the CEO. Employee further acknowledges and agrees that the Company reserves the right to further amend the Policy from time to time or to terminate the Policy; provided, that no such further amendment or termination shall reduce the amount of severance benefits payable to Employee upon an Involuntary Termination of Employment (as defined in the Policy) below the amounts provided under the Policy as in effect on the date hereof, without Employee’s prior written consent.

(c) For the avoidance of doubt, the arrangement dated March 13, 2026 between Company and Employee relating to a potential one-time transition payment of $25,000 described in Section 4 thereof (the “Interim President Arrangement”) is hereby terminated in its entirety and shall be of no further force or effect as of the Effective Date. Employee acknowledges that no transition payment or other amount is due or payable under the Interim President Arrangement in connection with the changes in Employee’s title contemplated by this Amendment.

5. Employment Status. This Amendment does not impose on the Company any obligation to (i) retain Employee as an employee, (ii) change the status of Employee as an “at-will” employee, or (iii) change its policies regarding termination of employment.

6. Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by e-mail) or the third day after mailing by first class mail, to the Company at its primary office location and to Employee at his or her address as listed in the Company’s payroll records.

7. Severability. Whenever possible, each provision of this Amendment will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Amendment will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8. Headings. Headings are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

9. Successors and Assigns. This Amendment is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators; provided, however, that Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

10. Withholding of Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any benefit realized by Employee under this Amendment, the Company shall withhold such taxes from payment of the benefit.

11. Dispute Resolution; Governing Law; Venue. Any dispute, claim, or controversy arising out of or relating to this Amendment, the Employment Letter, and the Policy, or the breach, termination, enforcement, or interpretation thereof, will be resolved exclusively by final and binding arbitration in accordance with the provisions of Section 6.03 of the Policy as if they applied to this Agreement and the Employment Letter mutatis mutandis. This Amendment will be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflict of laws rules, consistent with Section 8.04 of the Policy, except to the extent preempted by ERISA with respect to the Policy.

12. No Prior Funding. No amounts payable under this Amendment shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the benefits hereunder shall at all times be an unfunded and unsecured obligation of the Company and be paid out of the general assets of the Company. Employee shall have the status of a general creditor.

Except as amended hereby, the Employment Letter shall remain in full force and effect, and you reconfirm your covenants and agreements contained therein. If you are in agreement with the foregoing terms, please indicate such agreement by signing the enclosed duplicate original of this letter in the space provided and returning it to the Company.

[Signature Page Follows]

Very truly yours,

ELECTROCORE, INC.

By:	/s/ Thomas J. Errico, M.D.
Name:	Thomas J. Errico, M.D.
Title:	Chairman of the Board

ACCEPTED AND AGREED TO:

/s/ Joshua S. Lev
Joshua S. Lev

Date: September 8, 2026